Bakken Resources, Inc. Announces Closing of Credit Line

HELENA, MONTANA. January 8, 2018 – Bakken Resources, Inc. (OTC: BKKN) recently entered into $1 million credit line with Eagle Private Equity (“Eagle”) effective as of December 29, 2017. This Eagle Facility is substantially similar to the facility entered into by the Company on May 6, 2016 which terminated in January 2017. In connection with the new credit line, Eagle’s existing shares of preferred stock were also redeemed.

The credit facility is primarily for asset acquisition. The Company’s long-term plan is to grow the Company through mineral asset acquisition and build a diversified portfolio of royalty and overriding royalty mineral assets. The Company’s long-term goals are to expand revenue and cash flow while diversifying its portfolio of producing assets.

“The Company’s long-term strategy is predicated upon asset acquisition. Since our asset acquisition plans exceed our current resources, access to capital is critical to fulfill our mission to create shareholder value. We are also pleased to announce the elimination of the stock overhang caused by the improper attempted takeover last July 2017. We believe redemption of our preferred stock will also have a beneficial effect on long-term shareholder value.” says Dan Anderson, Bakken’s chief financial officer.

ABOUT BAKKEN RESOURCES, INC.

BAKKEN RESOURCES, INC. is an oil and gas company with activities currently focused on acquiring mineral leases and non-operating oil mineral interests throughout the United States.

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, as well as Section 21E of the Securities Exchange Act of 1934, as amended. Statements other than those of historical facts are forward-looking statements. Such statements may pertain to projections of the Company’s future financial position, operations, performance, business strategy, returns, budgets, reserves, levels of production, and costs. They may also address plans and objectives of Company’s management for future operations. The Company typically associates forward-looking statements with words such as “expect,” “anticipate,” “estimate,” “project,” “strategy,” “intend,” “plan,” “target,” “should,” “goal,” “may,” “will,” and “believe.” Forward-looking statements may also be associated with stylistic variants of the terminology just listed.

In particular, express and implied statements concerning the Company’s future operating results and returns are forward-looking statements. Forward-looking statements are not guarantees of performance, and the Company makes no representation about the accuracy of any information presented or derived from any third party sites or information.

For further information please contact Karen Midtlyng, Corporate Secretary, (406) 442-9444.